EXHIBIT 10.36
UNITED FINANCIAL MORTGAGE CORP.
2004 STOCK INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

THIS AGREEMENT, entered into as of the Grant Date (as defined in paragraph 20.2), by and between the Participant and United Financial Mortgage Corp., an Illinois corporation (the “Company”);

WITNESSETH THAT:

WHEREAS, the Company maintains the United Financial Mortgage Corp. 2004 Stock Incentive Plan (the “Plan”), which is incorporated into and forms a part of this Agreement, and the Participant has been selected by the committee administering the Plan (the “Committee”) to receive a Restricted Stock Award under the Plan;
NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:

Section 1.  Terms of Award. The following terms used in this Agreement shall have the meanings set forth in this paragraph Section 20:

1.1  The “Participant” is  Steve Khoshabe                      .

1.2  The “Grant Date” is   January 25, 2005                   .

1.3  The number of shares of “Covered Shares” awarded under this Agreement is    10,000   shares. “Covered Shares” are shares of Stock granted under this Agreement and are subject to the terms of this Agreement and the Plan.
Except where the context clearly implies to the contrary, any capitalized term in this Agreement shall have the meaning ascribed to that term under the Plan.

Section 2.  Award. The Participant is hereby granted the number of Covered Shares set forth in paragraph 20.3.

Section 3.  Dividends and Voting Rights. The Participant shall be entitled to receive any dividends paid with respect to the Covered Shares that become payable during the Restricted Period; provided, however, that no dividends shall be payable to or for the benefit of the Participant for Covered Shares with respect to record dates occurring prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Participant has forfeited those Covered Shares. The Participant shall be entitled to vote the Covered Shares during the Restricted Period to the same extent as would have been applicable to the Participant if the Participant was then vested in the shares; provided, however, that the Participant shall not be entitled to vote the shares with respect to record dates for such voting rights arising prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Participant has forfeited those Covered Shares.

Section 4.  Deposit of Covered Shares. Each certificate issued in respect of the Covered Shares granted under this Agreement shall be registered in the name of the Participant and shall be retained by the Company during the applicable Restricted Period (defined below).

Section 5.  Vesting and Forfeiture of Shares.

5.1  If a Termination of Service does not occur during the Restricted Period with respect to any Installment of the Covered Shares, then, at the end of the Restricted Period for such shares, the Participant shall become vested in those Covered Shares, and shall own the shares free of all restrictions otherwise imposed by this Agreement. With respect to all Covered Shares, the “Restricted Period” shall begin on the Grant Date and, with respect to each Installment shown on the schedule below, shall end on the Vesting Date applicable to such Installment:

INSTALLMENT	VESTING DATE APPLICABLE TO INSTALLMENT
20% of Covered Shares	Grant Date
20% of Covered Shares	1st Anniversary of Grant Date
20% of Covered Shares	2nd Anniversary of Grant Date
20% of Covered Shares	3rd Anniversary of Grant Date
20% of Covered Shares	4th Anniversary of Grant Date

Notwithstanding the foregoing provisions of this paragraph Section 24, the Participant shall become vested in the Covered Shares, and become owner of the shares free of all restrictions otherwise imposed by this Agreement, prior to the end of the Restricted Period as of a Termination of Service prior to the date the Covered Shares would otherwise become vested, if the Termination of Service occurs by reason of the Participant’s death or Disability.

5.2  Covered Shares may not be sold, assigned, transferred, pledged or otherwise encumbered until the expiration of the Restricted Period or, if earlier, until the Participant is vested in the shares. Except as otherwise provided in this paragraph Section 24, the Participant shall forfeit the Covered Shares as of Termination of Service that occurs during the Restricted Period.

Section 6.  Withholding. The grant and vesting of shares of Stock under this Agreement are subject to withholding of all applicable taxes. At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied through the surrender of shares of Stock which the Participant already owns, or to which the Participant is otherwise entitled under the Plan.

Section 7.  Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any rights of the Participant or benefits distributable to the Participant under this Agreement have not been exercised or distributed, respectively, at the time of the Participant’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be distributed to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant. If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the Designated Beneficiary’s exercise of all rights under this Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

Section 8.  Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding.

Section 9.  Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company.

Section 10.  Fractional Shares. In lieu of issuing a fraction of a share pursuant to paragraph 15 of the Plan or otherwise, the Company will be entitled to pay to the Participant an amount equal to the fair market value of such fractional share.

Section 11.  Amendment. This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.
* * * * *

IN WITNESS WHEREOF, the Participant has executed this Agreement, and the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.

Participant
___________________________________

United Financial Mortgage Corp.

By: _____________________________________

Its: _____________________________________